ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	In the office of /s/ Ross Miller Dean Heller Secretary of Sate	Document Number: 20070790289-64 Filing date and time: 11/20/2007 11:40 AM Entity Number C18484-2003
Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

MIDWEST URANIUM CORPORATION

2.	The articles have been amended as follows (provide article numbers, if available):

The capital stock of this corporation shall consist of 75,000,000 shares of common stock with a par value of $0.001 and 100,000,000 Preferred Shares with a par value of $0.001. To the fullest extent permitted by the laws of the State of Nevada as the same now exists or hereafter be amended or supplemented, the board of directors of this corporation may by resolution, without further approval from this corporation's shareholders, issue the preferred stock from time to time in one or more classes or series and fix and determine the designations, rights, preferences or other rights and restrictions of such preferred stock. This corporation may issue the shares of stock for such consideration as may be fixed by the board of directors.

3.

The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 55.46%.*

4.	Effective date of filing (optional): _______________________________________
5.	Officer Signature (required): /s/ Harvey Smith

*      If any proposed amendment would alter or change any preference or any relative or other right given to any class or Class of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or Class affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

CW1537342.1